Exhibit 99.1

KOKO’OHA INVESTMENTS, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEAR ENDED SEPTEMBER 30, 2013, AND INDEPENDENT AUDITORS’ REPORT

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of

Koko’oha Investments, Inc. and Subsidiaries:

We have audited the accompanying consolidated financial statements of Koko’oha Investments, Inc. and subsidiaries (the “Company”) which comprise the consolidated balance sheet as of September 30, 2013, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Koko’oha Investments, Inc. and subsidiaries as of September 30, 2013, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Honolulu, Hawaii

December 20, 2013

(July 21, 2014 as to Note 16)

KOKO‘OHA INVESTMENTS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

AS OF SEPTEMBER 30, 2013

(In thousands, except share data)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,754
Trade accounts receivable — net of allowance for doubtful accounts of $273	13,897
Inventories:
Fuel	8,170
Retail	656
Prepaid expenses and other assets	2,359
Deferred income taxes	107

Total current assets	30,943

PROPERTY AND EQUIPMENT — Net	69,438

OTHER ASSETS:
Intangible assets — net	14,079
Employee notes receivable	3,675
Other assets	867

Total other assets	18,621

TOTAL	$119,002

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$8,441
Accrued payroll and employee benefits	555
Other accrued expenses	6,295
Current portion of notes payable	4,859

Total current liabilities	20,150
NOTES PAYABLE — Less current portion	41,229
DEFERRED INCOME TAXES	9,917
OTHER ACCRUED LIABILITIES	2,296
ASSET RETIREMENT OBLIGATIONS	3,012

Total liabilities	76,604

COMMITMENTS AND CONTINGENCIES (Notes 9, 10, 11, 12, and 15)
STOCKHOLDERS’ EQUITY:
Common stock, $1 par value — 25,000,000 shares authorized; 15,000,000 shares issued and outstanding	65,889
Accumulated deficit	(23,491)

Total stockholders’ equity	42,398

TOTAL	$119,002

See notes to consolidated financial statements.

KOKO‘OHA INVESTMENTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED SEPTEMBER 30, 2013

(In thousands)

Operating Revenues	$299,337
Operating Costs and Expenses:
Cost of revenues	268,908
Selling, general and administrative	20,862
Depreciation and amortization	5,235
Goodwill impairment	21,390
Intangible asset impairment	4,285

Total Operating Costs and Expenses	320,680

OPERATING LOSS	(21,343)

OTHER INCOME (EXPENSE):
Interest expense	(3,179)
Other income	64

Total other expense — net	(3,115)

LOSS BEFORE INCOME TAXES	(24,458)
INCOME TAX BENEFIT	(989)

NET LOSS	$(23,469)

See notes to consolidated financial statements.

KOKO‘OHA INVESTMENTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE YEAR ENDED SEPTEMBER 30, 2013

(In thousands, except share data)

	COMMON STOCK		Accumulated Deficit	Total Stockholders’ Equity
	Issued Shares	Amount
BALANCE—October 1, 2012	15,000,000	$48,250	$(22)	$48,228
Capital contribution—Forgiveness of debt by former Parent (see Note 1)	—	17,639	—	17,639
Net loss	—	—	(23,469)	(23,469)

BALANCE—September 30, 2013	15,000,000	$65,889	$(23,491)	$42,398

See notes to consolidated financial statements.

KOKO‘OHA INVESTMENTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED SEPTEMBER 30, 2013

(In thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(23,469)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	5,155
Accretion of asset retirement obligation	309
Deferred income taxes	(1,776)
Loss on disposal of property and equipment	1,071
Impairment of goodwill and intangible assets	25,675
Changes in operating assets and liabilities:
Trade accounts receivable — net	(1,752)
Inventories	2,801
Prepaid expenses and other assets	(487)
Accounts payable and accrued expenses	1,496
Due from former parent	(646)
Other liabilities	(2,297)

Net cash provided by operating activities	6,080

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(9,934)

Net cash used in investing activities	(9,934)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	6,760
Payments on notes payable	(3,248)
Advances from former Parent	3,500

Net cash provided by financing activities	7,012

NET INCREASE IN CASH AND CASH EQUIVALENTS	3,158
CASH AND CASH EQUIVALENTS — Beginning of year	2,596

CASH AND CASH EQUIVALENTS — End of year	$5,754

SUPPLEMENTAL CASH FLOW INFORMATION AND NONCASH ACTIVITIES:
Interest paid	$1,943

Capital expenditures in accounts payable	$158

Non-cash capital contribution by former Parent	$17,639

See notes to consolidated financial statements.

KOKO’OHA INVESTMENTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEAR ENDED SEPTEMBER 30, 2013

1.	ORGANIZATION

Koko’oha Investments, Inc. (“KI” or “the Company”) is the parent company of Mid Pac Petroleum, LLC (“MPP”) which operates retail gasoline stations and supplies retail gasoline stations under the 76 brand, markets bulk petroleum products, and owns and operates product terminals in the State of Hawaii. Prior to September 30, 2013, the Company was a wholly owned subsidiary of Grace Pacific Corporation (“GPC”). In June 2013, GPC entered into a merger agreement to be acquired by Alexander & Baldwin, Inc., (“A&B”) an SEC registrant based in Hawaii. On October 1, 2013, the acquisition transaction was consummated through the purchase by A&B of all the outstanding shares of GPC for cash and A&B stock. KI also effected a reverse stock split resulting in 15 million issued and outstanding shares being converted into 163,155 shares of common stock. On September 30, 2013, prior to the closing of the acquisition, GPC spun off KI by distributing all of its shares held in KI to GPC’s shareholders on a pro rata basis. In connection with the spin off, GPC forgave approximately $17,639,000 of payables and notes due to GPC which was recorded by the Company as a contribution to equity on September 30, 2013.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation — The consolidated financial statements include accounts of the Company and MPP and its wholly owned subsidiaries. Significant intercompany balances and transactions are eliminated in consolidation.

Cash and Cash Equivalents — The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Trade Accounts Receivable and Allowance for Doubtful Accounts — Receivables are initially recorded at the amount invoiced or otherwise due, and normally do not bear interest. If necessary, the Company maintains an allowance for doubtful accounts to reduce receivables to their estimated collectible amount. Management estimates the allowance for doubtful accounts based on a specific review of individual customer accounts as well as the overall aging of accounts, historical collection experience, and current economic and business conditions. Generally, accounts past due by more than 30 days are considered delinquent. However, delinquent accounts are not written off until, in the judgment of management, they are deemed uncollectible based on an evaluation of the specific circumstances of each customer.

Inventories — Inventories consist primarily of refined petroleum products, ethanol, and convenience store items, and are stated at the lower of cost or market. Cost is determined by the weighted-average cost method.

Property and Equipment — Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method. The estimated useful lives are as follows:

Land	—
Buildings and improvements	8–30 years
Equipment	4–30 years
Furniture and fixtures	5–10 years
Construction in progress	—

Maintenance and repairs are charged to expense as incurred. Depreciation expense for the year ended September 30, 2013 was approximately $3,788,000.

Long-Lived Assets — Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount of an asset may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the excess of the asset’s carrying amount over the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value, less cost to sell. No impairment loss was recognized during fiscal year 2013.

Intangible Assets — Intangible assets related to the Company’s customer contracts and relationships, and leasehold and subleasehold interests are amortized on a straight-line basis over their estimated economic lives. Intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount of the asset may not be recoverable. When required, impairment losses on intangible assets are charged to operations and are based on the excess of the asset’s carrying amount over the fair value of the asset. During the year ended September 30, 2013, the Company recorded an impairment loss of approximately $4,285,000 (see Note 5).

Goodwill — Goodwill arises when the purchase price exceeds the fair value of net assets acquired from business combinations. Goodwill is not amortized, but is tested for impairment annually on June 30 or whenever events or changes in circumstances indicate it is more likely than not that the fair value of a reporting unit is less than its carrying amount.

Asset Retirement Obligations — Asset retirement obligations (ARO) associated with the retirement of a tangible long-lived asset is recognized as a liability in the period in which a legal obligation is incurred and becomes determinable, with an offsetting increase in the carrying amount of the associated asset. The cost of the tangible asset, including the initially recognized ARO, is depreciated to recognize the cost over the useful life of the asset. The ARO is recorded at fair value using the expected future cash outflows discounted at the Company’s credit-adjusted risk-free interest rate. Accretion expense is recognized over time as the discounted liability is accreted to its expected settlement value.

Inherent in the fair value calculation of the ARO are numerous assumptions and judgments, including the ultimate settlement amounts, inflation factors, credit-adjusted discount rates, and timing of settlement. To the extent future revisions to these assumptions impact the fair value of the existing ARO liability, a corresponding adjustment will be made.

Deferred Rent — Certain leases provide for escalation periodically throughout the noncancelable term of the lease. Rental income and expense is recognized on a straight-line basis over the terms of the respective leases.

Fair Value of Financial Instruments — The carrying amounts of cash, receivables and payables are carried at cost, which management believes approximates fair value because of the short-term maturity of these instruments. The carrying values of substantially all the Company’s notes payable approximate their fair value.

Income Taxes — The Company’s taxable income was included in the consolidated federal and Hawaii income tax returns of GPC. Due to the spin off discussed in Note 1, the Company is no longer included in GPC’s income tax returns but will file separate stand-alone income tax returns for federal and Hawaii purposes commencing on October 1, 2013. The Company computes its income tax provision or benefit on a separate-company-return basis. Deferred income taxes are provided for temporary differences between the financial statement and income tax return basis for assets and liabilities (see Note 8). Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. The Company records a liability for uncertain tax positions not deemed to meet the more-likely-than-not threshold. The Company’s current open tax years are from 2008 under the statute of limitations, and the Company did not have material uncertain tax positions at September 30, 2013.

Revenue Recognition — Revenue is recognized at the time customers take possession of products sold or when services are rendered and collectability is reasonably assured. The Company reports revenues, net of sales, fuel, and other excise taxes collected from or passed on to customers.

Advertising Costs — Advertising costs are expensed as incurred. Advertising costs amounted to approximately $336,000 for the year ended September 30, 2013, respectively.

Concentrations of Credit Risk — The financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and trade receivables. The Company maintains its cash balances in primarily one financial institution in the State of Hawaii. At times, these cash balances are in excess of depository insurance limits. However, the Company believes that this concentration of credit risk does not represent a material risk of loss with respect to its consolidated financial position. Concentrations of credit risk with respect to trade receivables relate to customers to which credit is issued based on the Company’s policies and background financial profiling.

Receivables from one customer and the Company’s credit card processor represented approximately 24% of accounts receivable as of September 30, 2013.

Use of Estimates — The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Subsequent Events — Subsequent events were evaluated through December 20, 2013 (July 21, 2014 as to Note 16), the date the consolidated financial statements were available for issuance.

3.	EMPLOYEE NOTES RECEIVABLE

Employee notes receivables bear an interest rate of 1.73%, require annual payments of principal and interest as specified in the respective note agreements, and mature in 2015.

4.	PROPERTY AND EQUIPMENT — NET

Property and equipment at September 30, 2013 consisted of the following (in thousands):

Land	$32,333
Buildings and improvements	35,434
Furniture and fixtures	411
Equipment	13,779
Construction in progress	2,556

Total	84,513
Less accumulated depreciation and amortization	(15,075)

Property and equipment — net	$69,438

5.	GOODWILL AND INTANGIBLE ASSETS

Goodwill represents the amount by which the purchase prices of the Company’s wholly-owned subsidiaries were in excess of the fair value of identifiable net assets as of the date of acquisition. Goodwill is tested at least annually for impairment, and otherwise on an interim basis should events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. Determination of impairment requires the Company to compare the fair value of the business acquired to its carrying value, including goodwill, of such business. If the fair value exceeds the carrying value, no impairment loss is recognized. However, if the carrying value of the reporting unit exceeds its fair value, the goodwill of the unit may be impaired. The amount, if any, of the impairment is then measured in the second step, based on the excess, if any, of the reporting unit’s carrying value of goodwill over its implied value.

The Company determines the fair value of the reporting units for purposes of this test primarily by using discounted cash flow and market approaches. Significant estimates used in the valuation include estimates of future cash flows, both future short-term and long-term growth rates, estimated cost of capital for purposes of arriving at a discount factor, and information related to comparable companies. The Company performs an annual impairment test absent any interim impairment indicators. Significant adverse changes in general economic conditions could impact the Company’s valuation of its reporting units.

Based on a combination of factors that occurred during 2013, including the operating results of the Company and changes in competitive conditions in the marketplace which will significantly impact the Company’s future growth and product margins, management concluded that an interim goodwill impairment triggering event had occurred and, accordingly, performed testing of the carrying value of goodwill. As a result of the Company’s analysis, the Company determined that its goodwill was impaired and recorded a non-cash goodwill impairment charge of approximately $21,390,000 for 2013 which represented 100% of the Company’s goodwill balance. The fair value measurements were based on Level 3 inputs not observable in the market using a discounted cash flow valuation methodology which included an estimated discount rate of 10%, long-term growth rate of 3%, gross profit margin ranging from approximately 8% to 10%, selling, general and administrative expenses ranging from 6% to 7% of revenues, capitalization rate of 7%, and revenue and EBITDA multiples of .2x and 7x, respectively.

Intangible assets have finite useful lives and are comprised primarily of customer contracts and relationships. The Company reviews its intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing a review for impairment, the Company compares the carrying value of the assets with their estimated future undiscounted cash flows from the use of the asset and eventual disposition. If the estimated undiscounted future cash flows are less than carrying value, an impairment loss is charged to operations based on the difference between the carrying amount and the fair value of the asset.

During 2013, due to factors that led management to perform an impairment test of the carrying value of goodwill, the Company also reviewed its intangible assets for impairment. As a result, the Company determined that certain of its intangible assets were not recoverable and recorded an impairment charge of approximately $4,285,000 for the year ended September 30, 2013. The fair value the Company’s intangible assets were based on Level 3 inputs not observable in the market using a discounted cash flow valuation methodology which included an estimated discount rate of 10% applied to expected future cash flows.

Identifiable intangible assets at September 30, 2013 are summarized as follows (in thousands):

Intangible assets:
Customer contracts and relationships	$18,279
Favorable leases	680

Total	18,959
Accumulated amortization	(4,880)

Net carrying value	$14,079

At September 30, 2013, the Company had lease premium liabilities of approximately $1,200,000 and an unfavorable lease option liability of approximately $323,000 which are amortized over the remaining lease terms.

The weighted-average useful life of the Company’s intangible assets is approximately 14.7 years.

Amortization expense for the year ended September 30, 2013 was approximately $1,367,000. Amortization expense expected to be recorded in each of the next five years at September 30, 2013, are as follows (in thousands):

Year Ending September 30
2014	$1,377
2015	1,273
2016	1,175
2017	961
2018	836

6. FINANCING ARRANGEMENTS

Notes payable at September 30, 2013, consisted of the following (in thousands, except monthly data):

Revolving line of credit at 5.375%	$1,800
Mortgage note payable to a bank, accruing interest at 6.50% per annum. The note requires monthly principal and interest payments of $10,508, with final payment due in December 2019. The note is collateralized by certain commercial real estate properties.	1,453
Mortgage note payable to a bank, accruing interest at 6.625% per annum. The note requires monthly principal and interest payments of $10,246, with final payment due in May 2019. The note is collateralized by certain commercial real estate properties.	1,383
Mortgage note payable to a bank, accruing interest at 6.37% per annum. The note requires monthly principal and interest payments of $133,422, with final payment due in April 2018. The note is collateralized by certain commercial real estate properties.	17,801
Term note payable to a bank, accruing interest at 3.32% per annum. The note requires monthly principal and interest payments of $49,023, with final payment due in December 2021. The note is collateralized by certain commercial real estate properties.	4,241
Term note payable to a bank, accruing interest at 3.5% per annum. The note requires monthly principal and interest payments of $143,385, with final payment due in November 2021. The note is collateralized by certain commercial real estate properties.	12,222
Term note payable to a bank, accruing interest at 3.0% per annum. The note requires monthly principal payments of $62,500, with final payment due in March 2023.
The note is collateralized by certain commercial real estate properties	7,188

Total notes payable	46,088
Less current portion	(4,859)

Long-term portion	$41,229

Future maturities of notes payable at September 30, 2013, are as follows (in thousands):

Years Ending September 30
2014	$4,859
2015	3,157
2016	3,255
2017	3,362
2018	3,474
Thereafter	27,981

$46,088

At September 30, 2013, the Company has a $5,000,000 line of credit available until April 30, 2014, on which there was $1,800,000 outstanding at September 30, 2013.

The notes payable contain financial covenants, including, among other things, the maintenance of a debt service and fixed-charge coverage ratio, and limits on capital expenditures. The Company was in compliance with its covenants during the fiscal year ended September 30, 2013.

7.	ASSET RETIREMENT OBLIGATIONS

The asset retirement obligations relate primarily to the retiring of gasoline storage tanks and related property items at the end of various lease terms. Asset retirement obligations activity during 2013 was as follows (in thousands):

Asset retirement obligation — balance, September 30, 2012	$2,800
Current year removals	(100)
Current year liability accretion	312

Asset retirement obligation — balance, September 30, 2013	$3,012

8.	INCOME TAXES

The income tax benefit for the year ended September 30, 2013 consisted of the following (in thousands):

Current	$787
Deferred	(1,776)

Total income tax benefit	$(989)

Income tax benefit for 2013 differs from amounts computed by applying the statutory federal rate of 35% to loss before income taxes for the following reasons (in thousands):

Computed federal tax benefit	$(8,560)
State taxes, net of federal benefit	(125)
Goodwill impairment	7,486
Other	210

Total	$(989)

The components of the Company’s gross deferred income tax assets and (liabilities) at September 30, 2013 consisted of the following (in thousands):

Deferred tax assets:
Asset retirement obligation	$1,064
Deferred rent liability	230
Accrued bonuses	180
Other	247

Total deferred tax assets	1,721

Deferred tax liabilities:
Basis differenes for property and equipment	(11,228)
Other	(303)

Total deferred tax liabilities	(11,531)

Total	$(9,810)

9.	LEASES

As Lessee — The Company leases certain retail gasoline station locations and a product terminal under leases that are accounted for as operating leases. The lease terms range from one to 20 years and certain leases contain provisions for renewal and rent escalation. Future minimum rental commitments at September 30, 2013, are as follows (in thousands):

September 30
2014	$2,312
2015	1,948
2016	1,675
2017	1,626
2018	1,506
Thereafter	9,231

$18,298

Rent expense for the year ended September 30, 2013 was approximately $3,027,000.

As Lessor — MPP leases retail gasoline service stations to unrelated third-party dealers. The lease contracts include the land, building, improvements, property, and equipment. The lease terms range from one to 15 years and certain leases contain provisions for renewal and rent escalation. The terms of the leases also include certain minimum fuel purchase thresholds.

Future minimum rental income expected to be received at September 30, 2013, is as follows (in thousands):

Years Ending September 30
2014	$1,935
2015	1,231
2016	722
2017	476
2018	438
Thereafter	1,926

$6,728

Rental income approximated $2,361,000 for the year ended September 30, 2013, and is included in other revenues in the consolidated statement of operations.

The cost and accumulated depreciation related to property leased to MPP’s dealers as of September 30, 2013, were as follows (in thousands):

Land	$9,400
Buildings and improvements	3,590
Equipment	4,199
Less accumulated depreciation	(2,919)

$14,270

10.	FUEL SUPPLY AGREEMENTS

MPP purchases gasoline and diesel fuel under fuel supply agreements with three companies in Hawaii. Gasoline purchase prices are based on weekly and monthly average spot prices in various markets, plus a differential. The fuel supply agreement with one refining company expired on August 31, 2013, while the fuel supply agreements with the other two refining companies do not have stated expiration dates, but may be terminated upon prior written request by ether party. Total purchases under fuel supply agreements approximated $275,544,000 during 2013.

11.	EXCHANGE AND TERMINALING AGREEMENTS

MPP shares one of its fuel terminals with another retail gasoline company (“Entity 1”) under an exchange agreement. Under the agreement, MPP and Entity 1 may exchange volumes of unleaded regular gasoline, unleaded premium gasoline, and low-sulfur diesel fuel on a barrel-for-barrel basis.

MPP charges Entity 1 a monthly terminal and location differential fee for all quantities of products delivered in the previous month, less all quantities of products Entity 1 delivered to MPP in the previous month. The agreement remains in effect until terminated by either party upon not less than two years’ prior written notice of cancellation. At September 30, 2013, the receivable from Entity 1 for location differential fees and borrowed product approximated $379,000. Terminaling fee revenues earned under the agreement approximated $186,000 during 2013.

MPP also has a terminaling agreement with another retail gasoline company (“Entity 2”). Under the terms of the agreement, MPP is allowed to store a certain number of barrels of gasoline, diesel fuel, and ethanol in Entity 2’s petroleum product storage facility for a monthly storage fee, and the agreement is effective until November 2025. Expenses incurred under the agreement approximated $1,007,000 during 2013.

12.	TRADEMARK AGREEMENT

MPP assumed a trademark license agreement with ConocoPhillips (CP) wherein MPP has the right to use the Union 76, 76, and Union marks, product trademarks, and service marks in connection with the marketing, manufacture, and sale of petroleum and related products and services. MPP pays CP a fee based on the number of gallons of gasoline motor fuel sold from its designated facilities. The agreement expires on September 1, 2019, and is renewable based on mutual consent. License fees paid under the agreement approximated $913,000 and are included in cost of goods sold during 2013. MPP also assumed a credit card services agreement with CP whereby CP processes and settles all credit card sales transactions for the Company. The agreement expires on September 1, 2024.

13.	EMPLOYEE BENEFIT PLANS

The MPP sponsors the Mid Pac Petroleum, LLC 401(k) Plan (the “Plan”). All full-time employees are eligible to participate in the Plan upon completion of the Plan’s eligibility requirements. The Plan allows eligible employees to contribute up to 80% of their pretax compensation, subject to the limits prescribed by the Internal Revenue Code. Under the terms of the Plan document, MPP matches 100% of each employee’s contribution up to a maximum of 5% of his or her compensation. MPP’s matching contributions during 2013 approximated $143,000.

14.	RELATED-PARTY TRANSACTIONS

Revenues for the year ended September 30, 2013 included $2,504,000 received from GPC primarily for fuel sales.

In October 2011, GPC made an advance to the Company of $9,500,000 which bears interest at 8% per annum. As of September 30, 2012, advances outstanding from GPC totaled $16,000,000, and had no stated maturity date, and such amount was forgiven on September 30, 2013 (see Note 1). The total interest expense recognized on the outstanding advances from GPC approximated $977,000 for the year ended September 30, 2013.

15.	CONTINGENCIES

There are various claims and legal actions pending against the Company. In the opinion of management, the resolution of these matters will not have a material adverse effect on the Company’s consolidated financial statements.

16.	SUBSEQUENT EVENTS

In April 2014, the Company renewed its line of credit for one additional year through April 2015, and increased the maximum borrowing limit to $7,500,000.

In June 2014, Par Petroleum Corporation (“Par”), a Delaware corporation, and its wholly owned subsidiary, entered into an agreement and plan of merger (“Merger Agreement”) with Koko’oha Investments, Inc., and Bill D. Mills, in his capacity as the shareholders’ representative. Pursuant to the Merger Agreement, Par expects to acquire all of the equity interests of MPP in exchange for approximately $107 million in cash consideration, subject to certain adjustments. The consummation of the merger is subject to various customary closing conditions and is expected to close in late 2014.

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